Calculation of Filing Fee Tables
S-8
COLUMBIA SPORTSWEAR CO
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock	Other	4,500,000	$ 64.43	$ 289,935,000.00	0.0001381	$ 40,040.02
Total Offering Amounts:						$ 289,935,000.00		$ 40,040.02
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 40,040.02
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers an indeterminate amount of shares to be offered or sold pursuant to the Columbia Sportswear Company 2020 Stock Incentive Plan (the "Plan") because of any future stock split, stock dividend or similar adjustment of the common stock of Columbia Sportswear Company (the "Registrant"). The Proposed Maximum Offering Price Per Unit and Maximum Aggregate Offering Price are estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee, and based upon the $64.43 per share average of the high sales price ($65.13) and low sales price ($63.72) of the common stock as reported by the Nasdaq Stock Market on June 5, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources